EXHIBIT 5.1



                                                 January 5, 1996



SEEQ Technology Incorporated
47200 Bayside Parkway
Fremont, California 94538

        Re:       SEEQ Technology Incorporated
                  Registration Statement on Form S-3

Ladies and Gentlemen:

          We  have   acted   as   counsel   to  SEEQ   Technology
Incorporated (the "Company"), a Delaware corporation, in connection with the authorization, issuance, and sale of 100,000 shares of common stock of the Company, par value $0.01 (the "Shares"), as described in the Registration Statement filed to register the Shares and which is being filed with the Securities and Exchange Commission on January 8, 1996 (the "Registration Statement"), and the preparation of the Registration Statement under the Securities Act of 1933, as amended.

          In this connection, we are familiar with the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares. We have also reviewed the Registration Statement and the exhibits thereto, and we have made such other examinations of law and fact as we considered necessary in order to form a basis for the opinion hereafter expressed.

          Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and upon effectiveness of the Registration Statement and sale of the Shares as contemplated by the Registration Statement, the Shares will be legally issued, fully paid, and nonassessable.

          We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

                   Very truly yours,


                   /s/ Brobeck, Phleger & Harrison LLP

                   BROBECK, PHLEGER & HARRISON LLP